EXHIBIT 21
INNOVATIVE FOOD HOLDINGS, INC.

SCHEDULE OF SUBSIDIARIES

1.  Food Innovations, Inc.
2.  Food New Media Group, Inc.
3.  4 The Gourmet, Inc.
4.  Gourmet Foodservice Group, Inc.
5.  Artisan Specialty Foods, Inc.
6.  The Haley Group, Inc.